EXHIBIT 99.1

Fifth Street Finance Corp. Releases Its Monthly Newsletter, March 2010

WHITE PLAINS, N.Y., March 11, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) released its monthly newsletter today.

Full Speed Ahead

This continues to be an exciting time for Fifth Street. With ample capacity to lend to private equity backed companies, we continue to enhance our brand as one of the top lenders in the middle market. We are pleased with the growth of our team as well as being able to offer our clients one-stop loans, without syndication risk, up to $60 million. The combination of our three primary sources of capital -- our credit line with Wells Fargo, our SBA subsidiary and the ING Capital-led facility we are working on -- allows us this flexibility.

We have been asked many times why we are not requesting permission to sell stock below book value at the upcoming shareholder meeting in April. As we continue to explain, we only want to issue stock when it is accretive to book value. We currently have ample capacity to close deals. We raised $81.8 million in gross proceeds this quarter in connection with a stock offering at a price above book value. This included a partial exercise of the green shoe.

We continue to see opportunities in the middle market, though some banks are clearly getting much more aggressive in their pricing and leverage. The second lien market also seems to have more capital than demand. We believe the one-stop solution with a strong, credible partner will continue to be the desired choice over multiple lender structures. As availability of capital continues to increase (for us as a borrower as well as a lender), pricing continues to decline and now we would characterize the pricing environment as normal. This can change quickly, however, as M&A activity continues to pick up in the middle market, driving the demand side of the equation. We expect deal flow to continue to rise as the year progresses due to the impending capital gains tax increase from the expiration of the Bush tax cuts.

We target healthcare exposure of between 30% and 50% of our portfolio; we believe that the passage of the current version of the proposed healthcare bill would probably help our portfolio on balance. Whether our nurse staffing company would get more business or our medical device manufacturer would sell more products, an increase in the number of insured Americans would likely be positive for our portfolio companies.

Besides a successful syndication of our recently announced ING facility (up to $150 million in size), the most exciting prospect on the horizon is the potential expansion in SBA leverage by a bill that is moving through Congress (H.R. 3854). We believe that bipartisan efforts to enhance lending to small businesses will lead to expanded lending capacity for SBIC licensees. The bill, which has already been passed by the House of Representatives, would expand maximum leverage for BDCs that have an existing SBA license, including our SBIC subsidiary, from $150 million to $250 million for the initial license (with additional capacity being permitted in connection with a second license).

After structuring $208.8 million of senior secured debt financings in connection with four new portfolio companies during December 2009, we anticipate that this quarter will be slower in terms of investment activity. We have closed $34.8 million during the quarter with only a few weeks to go. We also expect the weighted average yield to trend toward 14% as our portfolio continues to focus more on first lien investments. Credit quality remains relatively stable with strength being seen in the healthcare sector. Finally, we expect to generate ample distributable income this year to support a growing dividend.

As always, please contact Stacey Thorne, Executive Director, Investor Relations, at (914) 286-6811, or email her at ir@fifthstreetcap.com if you wish to be added to our monthly newsletter distribution list.

Sincerely,

The Fifth Street Team

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors. Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission. Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          Stacey@fifthstreetcap.com